Corebridge Financial Elects Tomohiro Yao to Board of Directors

HOUSTON – October 23, 2025 – Corebridge Financial, Inc. (NYSE: CRBG) today announced that its Board of Directors elected Tomohiro Yao as a director, effective immediately. With the election of Mr. Yao, the Board has increased its size from 13 to 14 directors.

“We are pleased to welcome Tomohiro Yao to our Board,” said Alan Colberg, Chair of the Board of Corebridge Financial. “Tomohiro brings tremendous industry expertise and a track record of accomplished leadership, and these two qualities, along with his broad international perspective, will be very beneficial to Corebridge.”

Mr. Yao’s appointment is pursuant to the Stockholder’s Agreement by and between Corebridge and Nippon Life Insurance Company. Mr. Yao currently serves as Executive Officer and Head of Americas / Europe of Nippon Life Insurance Company. In this role, he oversees business operations on those continents. Since joining Nippon Life in 1995, Mr. Yao has held various senior leadership positions including Regional CEO for Asia Pacific, Chairman of Nippon Life Asia Pacific in Singapore, and General Manager of the Global Insurance Business Department and the Global Business Planning Department.

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About Corebridge Financial

Corebridge Financial, Inc. makes it possible for more people to take action in their financial lives. With more than $360 billion in assets under management and administration as of June 30, 2025, Corebridge Financial is one of the largest providers of retirement solutions and insurance products in the United States. We proudly partner with financial professionals and institutions to help individuals plan, save for and achieve secure financial futures. For more information, visit corebridgefinancial.com and follow us on LinkedIn, YouTube and Instagram.

Contacts
Işıl Müderrisoğlu (Investors): investorrelations@corebridgefinancial.com
Matt Burkhard (Media): media.contact@corebridgefinancial.com